PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q

                  MANAGEMENT ANALYSIS


          All of Registrant's railroad properties are on long-term lease to Norfolk and Western Railway Company for the fixed, unvarying amount of $915,000 cash rental per year. The lease also requires that additional, large amounts be recorded as non-cash rent income.


          With fixed revenue and expenses relatively constant, there is very little fluctuation in operating results between periods. In comparing the first quarter of 2000 with the preceding fourth quarter 1999 and the first quarter of 1999, revenues totaled $229,000, $229,000 and $229,000, respectively. Net income and income available for distribution was $213,000, $209,000 and $212,000, respectively.


 PART II.  OTHER INFORMATION

 Item 6.   Exhibits and Reports on Form 8-K

           None



                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PITTSBURGH & WEST VIRGINIA RAILROAD




        05/10/00              Herbert E. Jones, Jr.
         Date                 (Signature)
                              Chairman of the Board



        05/10/00              Robert A. Hamstead
         Date                 (Signature)
                              Secretary and Treasurer


May 10, 2000